Exhibit 99.1

NEWS FROM

PRECISION CASTPARTS CORP.

4650 S. W. Macadam Ave.	CONTACT	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-480	Web Site:
http://www/precast.com

PRECISION CASTPARTS CORP. DELIVERS RECORD SALES AND EARNINGS
BOTH FOR THE FOURTH QUARTER AND FISCAL YEAR 2005
AND IS SOLIDLY POSITIONED FOR FISCAL 2006

PORTLAND, Oregon – May 3, 2005 – Spurred by vigorous growth in its aerospace and power generation markets and strong operational leverage, Precision Castparts Corp. (NYSE:PCP) attained record levels in sales and in net income and earnings per share from continuing operations both for the fourth quarter of fiscal 2005 and for the full fiscal year.

Fourth Quarter 2005 Financial Highlights

Precision Castparts Corp. (PCC) grew sales in the fourth quarter of fiscal 2005 by 27.1 percent year over year, while consolidated segment operating income increased by 46.0 percent over the same period.  Sales in the fourth quarter were $809.5 million, compared to $637.0 million last year.  Consolidated segment operating income in the quarter totaled $119.7 million, or 14.8 percent of sales, versus consolidated segment operating income of $82.0 million, or 12.9 percent of sales, in the fourth quarter of fiscal 2004.

Net income from continuing operations grew 69.6 percent year over year, from $41.1 million, or $0.63 per share (diluted, based on 65.6 million shares outstanding) in the fourth quarter of fiscal 2004 to $69.7 million, or $1.04 per share (diluted, based on 67.2 million shares outstanding).  This year’s quarterly results included a restructuring and impairment charge of $1.6 million, or $0.01 per share (diluted), primarily related to costs associated with the closure of a business several years ago.  The fourth quarter of fiscal 2004 also included a restructuring and impairment charge of $2.5 million, or $0.02 per share (diluted), resulting from the consolidation of certain businesses within PCC’s Industrial Products segment.

Fiscal 2005 Financial Highlights

Sales in fiscal 2005 increased 52.6 percent over last year, while net income from continuing operations year over year grew by 88.7 percent.  Fiscal 2005 sales totaled $2,919.0 million, compared to last year’s sales of $1,913.1 million.  Fiscal year 2005 net income from continuing operations was $239.5 million, or $3.60 per share (diluted, based on 66.5 million shares outstanding).  Reported net loss of $1.7 million for fiscal 2005, or $0.03 per share (diluted), included a loss of $241.2 million from discontinued operations, primarily related to the Company’s decision to divest its Fluid Management businesses in the second quarter.  Net income from continuing operations in the prior fiscal year was $126.9 million, or $2.20 per share (diluted, based on 57.6 million shares outstanding), and included restructuring and impairment charges of $10.9 million, or $0.13 per share (diluted), and non-recurring charges of $11.2 million, or $0.12 per share (diluted), related to financing the SPS acquisition.  Including discontinued operations, PCC’s fiscal 2004 net income was $117.9 million, or $2.05 per share (diluted).

The Company’s fiscal 2004 sales included 17 weeks of results from SPS businesses acquired in December 2003, while fiscal 2005 sales and earnings include a full year.

Business Highlights

Investment Cast Products:  In the fourth quarter of fiscal 2005, Investment Cast Products increased sales by 28.1 percent over last year, growing from $296.8 million to sales of $380.2 million, while operating income jumped 37.0 percent, from $53.2 million, or 17.9 percent of sales, in the fourth quarter of fiscal 2004 to $72.9 million, or 19.2 percent of sales, this year.  The primary revenue drivers for the quarter included continued strong demand for aerospace replacement airfoils, a significant increase in IGT aftermarket sales, and the accelerated ramp-up to support aircraft build schedules, all complemented by further market share penetration.  Annual sales for the segment increased 30.5 percent year over year, from $1,042.8 million last year to sales of $1,360.6 million for fiscal 2005, while operating income grew 34.5 percent, from $190.4 million, or 18.3 percent of sales, in fiscal 2004 to operating income of $256.0 million, or 18.8 percent of sales, this year.

Forged Products:  Forged Products’ sales grew 35.5 percent year over year, which included approximately 10 percentage points of higher prices related to pass-through of increased nickel costs.  Sales were $183.6 million for the fourth quarter of 2005, versus sales of $135.5 million last year.  Operating income increased 21.6 percent year over year, moving from $17.1 million, or 12.6 percent of sales, in the fourth quarter of fiscal 2004 to operating income of $20.8 million, or 11.3 percent of sales, this year.  While higher nickel costs continued to exert slight downward pressure on fourth quarter operating margins, Forged Products is transitioning to a more favorable nickel coverage position with its major customers and is better protected against nickel increases going forward.  Sales growth during the quarter was fueled by heavy demand for aerospace OEM and aftermarket components.  In addition, the segment continued to convert last year’s strong backlog of seamless, extruded pipe to higher shipments, while backlog levels, driven by further success in China’s growing power generation market, remained firm.  Year over year, segment sales grew 25.7 percent, from $502.4 million of sales in fiscal 2004 to sales of $631.7 million this year, while operating income increased 17.6 percent, from $64.7 million, or 12.9 percent of sales, last year, to operating income of $76.1 million, or 12.0 percent, in fiscal 2005.

Fastener Products:  In the fourth quarter of fiscal 2005, Fastener Products’ sales increased 23.8 percent year over year, growing from sales of $150.9 million last year to $186.8 million of sales, while operating income more than doubled, growing from $12.1 million, or 8.0 percent, in the fourth quarter of fiscal 2004, to operating income of $26.5 million, or 14.2 percent, this year.  Fiscal 2005 results include approximately four weeks of activity from the recent acquisition of Air Industries Corporation (AIC).  Fastener Products continued to execute aggressively in all facets of its operations, driving significant sales growth through continued aerospace and automotive market penetration, strong aftermarket demand, and increased aerospace OEM build schedules, while generating higher operating income.  Additional opportunities exist to improve both sales and operating performance in the segment’s core critical fastener businesses, coupled with effective integration of AIC.  Fastener Products’ annual sales increased from $181.3 million last year to $691.3 million in fiscal 2005, while operating income grew from $13.5 million, or 7.4 percent of sales, to operating income of $88.3 million, or 12.8 percent of sales, in fiscal 2005.

Industrial Products:  Industrial Products’ fourth quarter sales grew 9.5 percent over last year, increasing from $53.8 million to $58.9 million in the fourth quarter of fiscal 2005, while operating income increased 29.4 percent, from $8.5 million, or 15.8 percent of sales, in the fourth quarter of fiscal 2004 to operating income of $11.0 million, or 18.7 percent of sales, this year.  Sales in the segment continued to benefit from E/One’s continued share gains in North America and its expanding global reach, as well as turbocharger vane growth at Advanced Forming Technology

(AFT).  AFT has also opened up new opportunities to move further down the value stream in the vane market.  All the Industrial Products businesses effectively leveraged sales growth, but, equally as important, PCC Precision Tool Group did a solid job of consolidation of several operations into low-cost locations.  Year over year, segment sales grew 26.2 percent, from $186.6 million in fiscal 2004 to sales of $235.4 million this year, while operating income increased 30.8 percent, moving from $32.5 million, or 17.4 percent of sales, last year to operating income of $42.5 million, or 18.1 percent of sales, in fiscal 2005.

“The strategy we executed over the past few years in close cooperation with our customers is now falling firmly into place,” said Mark Donegan, PCC’s chairman and chief executive officer.  “Our operations are energized to take full advantage of the major upswings in our major markets, focused on moving increasing volumes through our shops effectively and efficiently and getting the maximum leverage out of each incremental sales dollar.

“For the year ahead, we are seeing significant growth across our major end markets,” Donegan continued.  “Schedules have firmed up with our major customers, giving us excellent visibility going forward, and additional upside opportunities are on the table.  We have a clear line of sight on fiscal 2006, and we are solidly positioned for sustained sales growth and steady earnings improvement.

“We continue to stay focused on all opportunities to improve our balance sheet,” Donegan said.  “While we had significant cash outflow in the quarter – $191 million for AIC and $200 million to retire debt with an 8.75 percent coupon, we still ended the quarter with $154 million of cash, primarily resulting from strong earnings, aggressive management of our operating working capital, and the sale of the magnetic products business that was acquired and held for sale as a part of SPS in December 2003.  We have driven our debt-to-total capitalization ratio down from

38.0 percent last quarter to 32.1 percent at the end of the year, positioning us solidly to support our growth objectives.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, pulp and paper, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	April 3, 2005	March 28, 2004	April 3, 2005	March 28, 2004
Net sales	$809.5	$637.0	$2,919.0	$1,913.1

Cost of goods sold	633.3	497.9	2,265.4	1,484.9

Selling and administrative expenses	56.5	57.1	233.3	154.0

Restructuring and impairment(2), (3)	1.6	2.5	1.6	10.9

Other expense(4)	—	—	—	11.2

Interest expense, net	12.9	15.1	56.6	53.3
Income before income taxes and minority interest	105.2	64.4	362.1	198.8

Provision for income taxes	35.2	22.8	121.3	70.5

Minority interest in net earnings of consolidated entities	(0.3)	(0.5)	(1.3)	(1.4)
Net income from continuing operations	69.7	41.1	239.5	126.9

(Loss) income from discontinued operations	(3.7)	0.2	(241.2)	(9.0)
Net income (loss)	$66.0	$41.3	$(1.7)	$117.9

Net income per share from continuing operations - basic	$1.06	$0.64	$3.67	$2.25
Net loss per share from discontinued operations - basic	(0.06)	—	(3.70)	(0.16)
	$1.00	$0.64	$(0.03)	$2.09

Net income per share from continuing operations - diluted	$1.04	$0.63	$3.60	$2.20
Net loss per share from discontinued operations - diluted	(0.06)	—	(3.63)	(0.15)
	$0.98	$0.63	$(0.03)	$2.05

Average common shares outstanding:
Basic	66.0	64.5	65.3	56.4
Diluted	67.2	65.6	66.5	57.6

	(unaudited)		(unaudited)
	Three Months Ended		Twelve Months Ended
	April 3, 2005	March 28, 2004	April 3, 2005	March 28, 2004
Sales by Segment

Investment Cast Products	$380.2	$296.8	$1,360.6	$1,042.8

Forged Products	183.6	135.5	631.7	502.4

Fastener Products	186.8	150.9	691.3	181.3

Industrial Products	58.9	53.8	235.4	186.6
Total	$809.5	$637.0	$2,919.0	$1,913.1

Operating Income (Loss) by Segment(5)

Investment Cast Products	$72.9	$53.2	$256.0	$190.4

Forged Products	20.8	17.1	76.1	64.7

Fastener Products	26.5	12.1	88.3	13.5

Industrial Products	11.0	8.5	42.5	32.5

Corporate expense	(11.5)	(8.9)	(42.6)	(26.9)
Total	$119.7	$82.0	$420.3	$274.2

(1)                                  Reported results for the three and twelve months ended March 28, 2004 have been restated for discontinued operations.

(2)                                  During the fourth quarter of fiscal 2005, the Company recorded a restructuring and impairment charge primarily related to costs associated with the closure of a business several years ago.

(3)                                  During the second and fourth quarters of fiscal 2004, the Company recorded restructuring and impairment charges associated with downsizing and restructuring operations throughout the Company.

(4)                                  The reported earnings for fiscal 2004 included a non-recurring charge recorded in the third quarter for the write-off of unamortized bank fees from the early termination of bank credit facilities and termination of an interest rate swap associated with the refinancing of debt in connection with the SPS Technologies Inc. acquisition.

(5)                                  Operating income represents earnings before interest, income taxes, restructuring, impairment and other expense.